    As filed with the Securities and Exchange Commission on August 24, 2001
                                            Registration Statement No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                               GENSYM CORPORATION
             (Exact name of registrant as specified in its charter)

                     Delaware                                          04-2932756
         (State or other jurisdiction of                            (I.R.S. Employer
          incorporation or organization)                          Identification No.)

                                52 Second Avenue
                        Burlington, Massachusetts 01803
                                 (781) 265-7100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ---------------
                              Lowell B. Hawkinson
                     President and Chief Executive Officer
                               Gensym Corporation
                                52 Second Avenue
                        Burlington, Massachusetts 01803
                                 (781) 265-7100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                    Copy to:
                           John K.P. Stone, III, Esq.
                               Hale and Dorr LLP
                                60 State Street
                          Boston, Massachusetts 02109
                                 (617) 526-6000
                                ---------------
  Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] .
  If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] .
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                         Proposed Maximum
                                                       Proposed Maximum      Aggregate
 Title of Each Class of Securities     Amount to be     Offering Price       Offering          Amount of
       to be Registered (1)             Registered       Per Share (2)       Price (2)     Registration Fee
-----------------------------------------------------------------------------------------------------------
 Rights to Purchase Shares of
  Common Stock, $.01 par value per
  share..........................           (4)               --                --                (3)
-----------------------------------------------------------------------------------------------------------
 Common Stock, $.01 par value per
  share..........................           (4)               (4)           $3,150,000           $788
-----------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Pursuant to Rule 416(a), includes any additional securities that may be issued in connection with any stock split, stock dividend or similar transaction.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3) Pursuant to Rule 457(g), no separate registration fee is required for the rights since they are being registered in the same registration statement as the common stock underlying the rights.
(4) The actual number of rights and shares of common stock to be registered and the proposed offering price per share are omitted pursuant to Rule 457(c)
    as they cannot be determined at this time.
                                ---------------
  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  Subject to Completion, dated August 24, 2001

                               Gensym Corporation

                                Rights Offering
                        of       Shares of Common Stock
                                at $   per Share

                                  -----------

 . If you held our common stock on      , 2001, Gensym Corporation has granted
  you rights to purchase additional shares of common stock. You have been granted 1.25 rights for every share of common stock you held on that date. Each whole right entitles you to purchase one share of our common stock for a
  subscription price of $   per share. This is your basic subscription
  privilege.

 . If you fully exercise your rights and other stockholders do not fully exercise their rights, you may be able to purchase additional shares at a
  subscription price of $   per share. This is your oversubscription privilege.

 . We will not issue fractional rights or fractional shares. If the number of shares of common stock you held of record on the record date would result in your receipt of fractional rights, the number of rights issued to you is being rounded down to the nearest whole number.

 . The rights are exercisable beginning on the date of this prospectus and
  expire on      , 2001, at 5 p.m., New York City time. We have the option of extending the expiration date.

 . The rights are transferable. However, the rights will not be listed for trading on any stock exchange.

 . Our common stock is traded on the OTC Bulletin Board under the symbol "GNSM".
  On August 20, 2001, the closing price for our common stock was $0.50 per share.

 . [     ] and [     ], stockholders of Gensym, have committed to exercise at
  least $         of rights in the rights offering. Also, our directors have committed to exercise their basic subscription and oversubscription
  privileges for up to an aggregate of $[   ] of rights in the rights offering.
  In addition, if the proceeds to Gensym in the rights offering are less than
  $[   ], [   ] has committed to purchase, at $   per share, additional shares
  of common stock to make up the shortfall, but only up to a total investment
  in this offering of $[   ].

                                  -----------

  Investing in our common stock involves risks. See "Risk Factors" on page 6.

                                  -----------

                                                            Rights       Our
                                                            Price    Proceeds(1)
                                                          ---------- -----------
   Per Share............................................. $    [   ] $    [   ]
   Total................................................. $3,150,000 $3,150,000

-----
(1) Before deducting expenses payable by us, estimated to be $[      ].

               Subscription Agent: Equiserve Trust Company, N.A.

                                  -----------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                    Prospectus dated                 , 2001.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING............................  ii

PROSPECTUS SUMMARY.........................................................   1

OUR COMPANY................................................................   1

SUMMARY OF THE TERMS OF THIS RIGHTS OFFERING...............................   1

RISK FACTORS...............................................................   4

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION.........................   4

SELECTED HISTORICAL FINANCIAL DATA.........................................   5

RISK FACTORS...............................................................   6

THE RIGHTS OFFERING........................................................  12

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS.................................  19

USE OF PROCEEDS............................................................  21

DETERMINATION OF OFFERING PRICE............................................  21

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY............................  22

PLAN OF DISTRIBUTION.......................................................  23

LEGAL MATTERS..............................................................  23

EXPERTS....................................................................  23

WHERE YOU CAN FIND MORE INFORMATION........................................  23

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................  24

                Questions and Answers about the Rights Offering

Q.What is a rights offering?

A. A rights offering is an opportunity for you to purchase additional shares of our common stock at a fixed price of $[ ] per share and in an amount proportional to your existing interest, which enables you to maintain your current percentage ownership in Gensym.

Q.What is a right?

A. Each right enables you to purchase one share of our common stock for $[ ] per share. On August 20, 2001, the closing price for our common stock on the OTC Bulletin Board was $0.50 per share.

  You will receive 1.25 rights for every share of common stock that you owned
  as of the close of business on [        ], 2001. Additionally, if you are a
  holder of our stock options, you will receive 1.25 rights for each share of common stock underlying the vested portion of those options as of the close
  of business on [        ], 2001. Your rights will be aggregated for all the
  shares that you owned or held vested options to purchase on that date, and then rounded down to the nearest whole number, so that you will not receive fractional rights.

  When you "exercise" a right, that means that you choose to purchase the common stock that the right entitles you to purchase. You may exercise any number of your rights, or you may choose not to exercise any rights. Each right carries with it a basic subscription privilege and an oversubscription privilege.

Q.What is the basic subscription privilege?

A. The basic subscription privilege of each right entitles you to purchase one share of our common stock at a subscription price of $[ ].

Q.What is the oversubscription privilege?

A. If you fully exercise your basic subscription privilege, the over-subscription privilege entitles you to subscribe for additional shares of common stock not acquired by other holders of rights at the same subscription price of $[ ] per share.

  We do not expect that all of our stockholders will exercise all of their basic subscription privileges. By extending oversubscription privileges to our stockholders, we are providing for the purchase of those shares which are not purchased through exercise of basic subscription privileges.

Q.What are the limitations on the oversubscription privilege?

A. We will issue up to [     ] shares of common stock in the rights offering.
   We will be able to satisfy your exercise of the oversubscription privilege only if other shareholders do not elect to purchase all of the shares offered to them under their basic subscription privilege. We will honor oversubscription privileges in full to the extent sufficient shares are available following the exercise of rights under the basic subscription privilege. If oversubscription requests exceed shares available, we will allocate the available shares pro rata based on the number of shares each oversubscribing shareholder purchased under the basic subscription privilege. Your oversubscription privilege is subject to the following conditions:

    . You must exercise the oversubscription privilege at the same time you exercise your basic subscription privilege;

    . You must exercise your basic subscription privilege in full;

    . In exercising your oversubscription privilege, you must pay the full subscription price for all the shares you are electing to purchase; and

    . Other stockholders and optionholders receiving rights must elect not to purchase all of the shares offered under their basic subscription privilege.

  Additionally, in some circumstances, in order to comply with applicable state securities laws, we may not be able to honor all oversubscription privileges even if we have shares available.

Q.Why are we engaging in a rights offering?

A In early August 2001, we announced a strategic restructuring of our company that included a 40% reduction in workforce, a realignment of our software and services into two major product lines and a renewed focus on our existing customer base and well established products. Also in early August 2001, Lowell B. Hawkinson, a founder of our company, was named as our chairman, president and chief executive officer. Mr. Hawkinson previously served as our chairman and chief executive officer from 1986 to 1999. With the restructuring, we believe that we have taken the required steps to return our company to profitability on an operating basis, but we require cash in the near term to pay expenses, repay indebtedness to Rocket Software, Inc. and cover the costs of the restructuring, which we estimate will be approximately $975,000. However, there can be no assurance that we will be profitable in the future.

  We chose this rights offering over other financing alternatives to provide stockholders with the opportunity to avoid dilution by participating in the offering of the shares of common stock on a pro rata basis. If the rights offering is fully subscribed, we would receive $3,150,000 (before fees and expenses of this offering).

Q.How many shares may I purchase?

A. You will receive 1.25 rights for each share of common stock that you owned
   on [        ], 2001, the record date. Also, if you hold options to purchase our stock, you will receive 1.25 rights for each share of common stock underlying the vested portion of those options as of the close of business on the record date. Each right entitles you to purchase one share of common stock for $[ ]. If you exercise all of the rights that you receive, you may have the opportunity to purchase additional shares of common stock. On the enclosed subscription certificate, you may exercise your oversubscription privilege by indicating the number of additional shares that you wish to purchase for $[ ] per share. However, we may not be able to honor your oversubscription privilege for as many additional shares as you request on your subscription certificate if there are not enough shares available to fill all subscriptions for additional shares. In this situation, the available shares will be allocated pro rata based on the number of shares each subscriber for additional shares has purchased under the basic subscription.

Q.How did Gensym arrive at the $[  ] per share price?

A. In determining the price at which a share of common stock may be purchased in this rights offering, our board of directors considered several factors, including our recent restructuring, the historic and current market price of the common stock, our business prospects, our history of profits and losses, general conditions in the securities market, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, the liquidity of our common stock, the level of risk to our investors, and the need to offer shares at a price that would be attractive to our investors relative to the then current trading price of our common stock. We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price.

Q.Has the Board of Directors made a recommendation regarding this offering?

A. Our Board of Directors makes no recommendation to you about whether you should exercise any rights.

Q.What fees or charges apply if I purchase shares?

A. We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise rights. If you exercise rights through a record holder of your shares, you are responsible for paying any fees that person may charge.

Q.How do I exercise my rights?

A. You must properly complete the attached subscription certificate and deliver it to the subscription agent before 5 p.m., New York City time, on [
     ], 2001. Your subscription certificate must be accompanied by proper payment for each share that you wish to purchase.

Q. What should I do if I want to participate in this rights offering, but my shares are held in the name of my broker, dealer or other nominee?

A. If you hold your shares of our common stock through a broker, dealer or other nominee (for example, through a custodian bank), then your broker, dealer or other nominee is the record holder of the shares you own. This record holder must exercise the rights on your behalf for shares you wish to purchase. Therefore, you will need to have your record holder act on your behalf.

  If you wish to participate in this rights offering and purchase shares, please promptly contact the record holder of your common stock. To indicate your decision with respect to your rights, you should complete and return to your record holder the form entitled "Beneficial Owner Election Form." You should have received this form from your record holder with the other rights offering materials. If you did not receive this form, please contact
  the subscription agent, Equiserve Trust Company, N.A., at [(   )
            ].

Q.What if I am unable to deliver my subscription certificate by the expiration time of this offering?

A. There is an alternate procedure called "Notice of Guaranteed Delivery," which allows an extra three days to deliver the subscription certificate if full payment is received before the expiration date and a securities broker or qualified financial institution signs the "Notice of Guaranteed Delivery" form to guaranty that your properly completed subscription certificate will be timely delivered.

Q.To whom should I send forms and payment?

A. You should send your subscription documents and payment by mail or courier service to the subscription agent at the following address:

     By Hand:             By First Class Mail:                     By Overnight Courier:




  For instructions on how your subscription payment should be sent to Equiserve, see "The Rights Offering--Required Forms of Payment of Subscription Price" on page 16. Securities brokers and other qualified financial institutions can use an alternate procedure called "Notice of Guaranteed Delivery." See "The Rights Offering--Special Procedure under "Notice of Guaranteed Delivery' Form" on page 16.

Q.How long will the rights offering last?

A. You will be able to exercise your rights only during a limited period. If you do not exercise your rights before 5 p.m., New York City time, on [
     ], 2001, your rights will expire. Although we have the option of extending the expiration date, we currently do not intend to do so. In addition, if the commencement of the rights offering is delayed, the expiration date will similarly be extended.

Q.After I exercise my rights, can I change my mind?

A. No. Once you send in your subscription certificate and payment, you cannot revoke the exercise of your rights, even if you later learn information about us that you consider to be unfavorable. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $[ ] per share.

Q.Is exercising my rights risky?

A. The exercise of your rights involves risks, and there is a possibility that you could lose all of the money you invest in our common stock. Exercising your rights means buying additional shares of our common stock, and should be as carefully considered as you would view other equity investments. Among other things, you should carefully consider the risks described under the heading "Risk Factors," beginning on page 6.

Q.Must I exercise any rights?

A. No. You are not required to exercise any rights, purchase any shares, or otherwise take any action in response to this rights offering.

Q.What happens if I choose not to exercise my rights?

A. You will retain your current number of shares of common stock in Gensym even if you do not exercise your rights. However, if other stockholders exercise their rights and you do not, your relative percentage ownership of Gensym will decrease, and your relative voting rights and economic interests will
   be diluted. Because [          ], [          ] and our directors have agreed
   to exercise their respective basic subscription privileges and
   oversubscription privileges up to an aggregate amount of $[     ] and
   [     ] has agreed to exercise its basic subscription and oversubscription
   privileges if the proceeds to Gensym are less than $[    ] to make up the
   shortfall, your percentage ownership in Gensym will be reduced and your economic interest will be diluted if you do not exercise your basic subscription privileges.

Q.Can I sell or give away my rights?

A. Yes. The rights are transferable. However, we do not plan to list the rights for trading on any stock exchange. Additionally, we do not expect that any market for the rights will develop or, if a market does develop, that the market will remain available throughout the period in which the rights may be exercised.

Q.What are the federal income tax consequences of exercising my rights?

A. The receipt and exercise of rights granted to holders of our common stock are intended to be nontaxable. The receipt of rights granted to holders of our stock options is intended to be nontaxable, but optionholders will recognize ordinary income upon the exercise of rights in an amount equal to the excess, if any, of the fair market value of the common stock at the time of exercise over the subscription price. You should seek specific tax advice from your personal tax advisor.

Q.When will I receive my new shares?

A. If you purchase shares of common stock through the rights offering, you will receive shares as soon as practicable after the expiration date of this rights offering. Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your basic or oversubscription privilege in order to comply with state securities laws.

Q.Can Gensym cancel the rights offering?

A. Yes. Our board of directors may cancel the rights offering at any time before 5:00 p.m., New York City time, on the expiration date of this rights offering for any reason. If we cancel the rights offering, any money received from stockholders will be refunded promptly, without interest. If we cancel the rights offering, we may have to find an alternative way to raise capital. We cannot assure you that we will be able to do so.

Q.How much money will Gensym receive from the rights offering?

A. Our gross proceeds from the rights offering will depend on the number of
   shares that are purchased. If we sell all [      ] shares which may be
   purchased upon exercise of the rights offered by this prospectus, then we will receive proceeds of $3,150,000, before deducting expenses payable by
   us, estimated to be $[       ]. Since [           ], [         ] and our
   directors have agreed to exercise their basic subscription privileges and
   oversubscription privileges in full up to $[       ] and [     ] has
   agreed to exercise its basic subscription and oversubscription privileges
   if the proceeds to Gensym are less than $[       ] to make up the
   shortfall, we expect to issue at least [       ] shares and to receive
   proceeds of at least $[       ] from the rights offering, before deducting
   expenses.

Q.How many shares of common stock will be outstanding after the rights offering?

A. The number of shares of common stock that will be outstanding after the rights offering depends on the number of shares that are purchased. We
   expect to issue at least [         ] shares during this rights offering,
   and if we sell all of the shares offered by this prospectus, then we will
   issue [    ] new shares of common stock. As a result, we expect to have
   between approximately [          ] and 15,504,321 shares of common stock
   outstanding immediately after the rights offering, excluding shares issuable upon exercise of outstanding stock options.

Q.What should I do if I have other questions?

A. If you have questions, need additional copies of offering documents or otherwise need assistance, please contact Equiserve, the subscription
   agent, at [(   )          ].

  To ask other questions or to receive copies of our recent SEC filings, you can also contact us by mail or telephone, or refer to the other sources described under "Where You Can Find More Information" on page 23 of this prospectus.

                               PROSPECTUS SUMMARY

   This summary highlights some of the information in this prospectus. The summary is not complete and may not provide all information you should consider before deciding whether or not to exercise the rights. Therefore, we urge you to read the entire prospectus carefully. We also encourage you to review the financial statements and other information provided in reports and other documents that we file with the Securities and Exchange Commission, as described under "Where You Can Find More Information" on page 23.

                                  OUR COMPANY

   We are a provider of software products and services for expert operations management. Since the inception of our company, we have focused on solving the complex operational problems of Fortune 1000 companies worldwide. Our software is powered by G2(R), our unique, high-performance reasoning-engine technology. Our products are used in a broad range of industries, including communications, manufacturing, aerospace and transportation.

   Our principal office is located at 52 Second Avenue, Burlington, Massachusetts 01803, and our telephone number is (781) 265-7100.

Recent Developments

   On August 6, 2001, we announced a strategic restructuring of our company. The restructuring included a 40% reduction in workforce and a renewed focus on our existing customer base and our G2 and G2-based products. As part of the restructuring we also realigned our software and services into two major product lines: one comprised of G2 and G2-based products and the other comprised of NetCure and related products. Our G2 and G2-based products are well-established, generate substantially all of our revenue and will remain our primary focus following the restructuring.

   We have experienced strong competition in the market segment targeted by our newly introduced NetCure product, and our market presence in that segment is relatively weak compared to that of our competitors. As part of our restructuring, we are seeking strategic partners to promote and exploit the NetCure product line and we are exploring and considering our options with respect to the sale of the NetCure product line to an established market participant capable of exploiting it. If we are unable to find such a strategic partner with which to jointly promote the NetCure product or if we are unable to find a suitable buyer for NetCure, we will likely withdraw NetCure from the market.

                  SUMMARY OF THE TERMS OF THIS RIGHTS OFFERING

Securities Offered........  We are offering [    ] shares of common stock to be
                            issued upon exercise of the rights.

Record Date...............  [    ], 2001. Our stockholders of record as of the
                            close of business on the record date will receive rights to subscribe for shares of common stock.
                            Close of business means 5:00 p.m., New York City time.

                            Additionally, holders of options to purchase shares of our common stock as of the record date will receive rights to subscribe for shares of common stock based on the number of shares of common stock underlying the vested portion of those options on the record date.

Exercise Period...........  The rights may be exercised beginning on the date
                            of this prospectus and expire on [    ], 2001 at
                            5:00 p.m., New York City time. Rights not exercised by the expiration date will be null and void. We have the option of extending the expiration date for any reason.

Basic Subscription          You are receiving 1.25 rights for every share of
Privilege.................  common stock owned as of the record date and 1.25 rights for every share of common stock underlying the vested portion of options held as of the record date. Each whole right entitles you to purchase one share of common stock for the subscription price.

                            We are not issuing any fractional rights or fractional shares. If the number of shares of common stock and vested options held by you on the record date would result in your receipt of fractional rights, the number of rights issued to you is being rounded down to the nearest whole right. So, for example, if you were the record holder of 10 shares of common stock on the record date, you are receiving rights to subscribe to 12 shares of common stock instead of 12.5 shares.

                            You may not purchase fractional shares. You may, however, subscribe for any whole number of shares by exercising less than all of your rights.

Subscription Price........  For the basic subscription privilege, $[  ] per share, payable in cash or, at our option, the cancellation of indebtedness. For the oversubscription privilege, $[ ] per share, also payable in cash or, at our option, the cancellation of indebtedness. All payments must be cleared on or before the expiration date.

Oversubscription            If you fully exercise your basic subscription
Privilege.................  privilege, you may also purchase additional shares of common stock that are not purchased by other stockholders. If there are not enough shares available to fill all subscriptions for additional shares, the available shares will be allocated pro rata based on the number of shares each subscriber for additional shares has purchased under the basic subscription privilege.

Use of Proceeds...........  We estimate that the net proceeds of this offering
                            will be between approximately $[   ] and
                            approximately $[   ], after deducting the estimated
                            offering expenses. We plan to use the proceeds of this offering for working capital and other general corporate expenses, including the repayment of indebtedness to Rocket Software, Inc. and expenses associated with our recently announced restructuring.

Transferability of          The rights are transferable. However, we do not
Rights....................  plan to list the rights for trading on any stock exchange. Additionally, we do not expect that any market for the rights will develop or, if a market does develop, that the market will remain available throughout the period in which the rights may be exercised.

No Board Recommendation...  Our Board of Directors does not make any recommendation to stockholders regarding the exercise of rights in this offering.

No Revocation.............  If you exercise any rights, you are not allowed to revoke or change your exercise or request a refund of monies paid.

Certain United States
Federal Income Tax          For United States federal income tax purposes, we
Consequences..............  believe that a stockholder will not recognize taxable income upon the receipt or exercise of rights. We also believe that optionholders will not recognize taxable income upon the receipt of rights but will recognize ordinary income upon the exercise of rights in an amount equal to the excess, if any, of the fair market value of the common stock at the time of exercise over the subscription price. See "Material Federal Income
                            Tax Considerations" beginning on page 19. Each stockholder and optionholder should consult their own tax adviser concerning the tax consequences of this offering. This prospectus does not summarize tax consequences arising under state tax laws, non-
                            U.S. tax laws, or any tax laws relating to special tax circumstances or particular types of taxpayers.

Extension, Withdrawal and
Amendment.................  We have the option of extending this rights offering and the offering period, although we presently do not intend to do so. We also reserve the right to withdraw, terminate or amend this rights offering at any time for any reason. If this offering is withdrawn or terminated, or any submitted subscriptions no longer comply with the amended terms of this offering, we will return all funds received from such subscriptions, without interest.

Procedure for Exercising
Rights....................  To exercise rights, you must complete the subscription certificate and deliver it to the subscription agent, Equiserve Trust Company, N.A., with full payment for all the rights you elect to exercise. Equiserve must receive the proper forms and actual payment of the subscription price on or before the expiration date. You may deliver your subscription documents and payments by mail or commercial courier. If regular mail is used for this purpose, we recommend using insured, registered mail. You may use an alternative "Notice of Guaranteed Delivery" procedure if you are unable to deliver the subscription certificate before the expiration date, subject to the requirements of this procedure described under "The Rights Offering--Special Procedure under "Notice of Guaranteed Delivery' Form" on page 16.

Shares of common stock
outstanding as of the       6,554,016 shares of common stock, excluding shares
Date of this Prospectus...  issuable upon the exercise of outstanding stock options.

Shares of common stock
outstanding upon            [    ] shares of common stock, excluding shares
completion of rights        issuable upon the exercise of outstanding stock
offering..................  options, if this rights offering is fully subscribed.

                                  RISK FACTORS

   Exercising your rights and purchasing our common stock involves a high degree of risk. Stockholders and optionholders who purchase shares in the rights offering risk losing all of the money invested. We cannot assure you that the subscription price will remain below any trading price for our common stock or that its trading price will not decline to below the subscription price during or after this rights offering. For more information regarding some of the risks inherent in this rights offering, please see "Risk Factors" beginning on page 6.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

   This prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For this purpose, any statements contained in this prospectus or incorporated by reference in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements. We may, in some cases, use words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "will," "could" or "may" or other words that convey uncertainty of future events or outcomes to identify forward-looking statements. There are a number of important factors that could cause our results to differ materially from the results anticipated by these forward-looking statements. Factors that could contribute to these differences include those discussed under "Risk Factors" in any prospectus supplement as well as documents incorporated by reference in this prospectus, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. You should read these factors and the other cautionary statements made in this prospectus and in the documents we incorporate by reference as being applicable to all forward-looking statements wherever they appear in this prospectus and in the documents incorporated by reference.

                       SELECTED HISTORICAL FINANCIAL DATA

   The selected historical financial data set forth below for the six months ended June 30, 2001 and 2000, and the related balance sheet data as of June 30, 2001, are derived from the unaudited condensed consolidated financial statements and notes contained in our quarterly report on Form 10-Q filed on August 14, 2001, which, in the opinion of our management, include all adjustments (consisting of only normal recurring adjustments) considered necessary for a fair presentation. The selected historical financial data set forth below as of and for each of the five years in the period ended December 31, 2000 are derived from our consolidated financial statements and notes for the relevant periods, which were audited by Arthur Andersen LLP, independent accountants. You should read the following financial data in conjunction with our annual report on Form 10-K for the year ended December 31, 2000 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001, which are incorporated into this prospectus by reference. See "Where You Can Find More Information" on page 23.

                                                                         Six Months
                                  Year Ended December 31,              Ended June 30,
                          -------------------------------------------  ----------------
                           1996    1997     1998     1999      2000     2000     2001
                          ------- -------  -------  -------  --------  -------  -------
                              (dollars in thousands, except per share amounts)
Statements of Operations
 Data:
 Product revenues.......  $21,358 $18,433  $16,911  $19,628  $ 11,992  $ 6,234  $ 3,203
 Service revenues.......   15,877  17,076   18,067   16,799    15,583    8,410    7,231
                          ------- -------  -------  -------  --------  -------  -------
   Total revenues.......   37,235  35,509   34,978   36,427    27,575   14,374   10,434
 Cost of revenues.......    7,385   9,352    8,698    8,574     8,396    4,362    2,593
                          ------- -------  -------  -------  --------  -------  -------
  Gross profit..........   29,850  26,157   26,280   27,853    19,179   10,012    7,841
Operating expenses:
 Sales and marketing....   17,433  18,802   18,276   18,214    17,379    8,384    5,865
 Research and
  development...........    5,984   6,977    6,023    6,470     7,614    3,762    3,194
 General and
  administrative........    3,699   4,528    4,134    5,288     4,942    2,606    2,139
 Restructuring charge...      --    1,558      --       --        --       --     1,732
                          ------- -------  -------  -------  --------  -------  -------
   Total operating
    expenses............   27,116  31,865   28,433   29,972    29,935   14,752   12,930
                          ------- -------  -------  -------  --------  -------  -------
Operating income
 (loss).................    2,734  (5,708)  (2,153)  (2,119)  (10,756)  (4,740)  (5,089)
Other income (expense),
 net....................      518     779      715      503       211       60      (22)
                          ------- -------  -------  -------  --------  -------  -------
Income (loss) before
 provision for income
 taxes..................    3,252  (4,929)  (1,438)  (1,616)  (10,545)  (4,680)  (5,111)
Provision for income
 taxes..................    1,204      40       50      336     2,271       75      109
                          ------- -------  -------  -------  --------  -------  -------
Net income (loss).......  $ 2,048 $(4,969) $(1,488) $(1,952) $(12,816) $(4,755) $(5,220)
                          ======= =======  =======  =======  ========  =======  =======
Basic income (loss) per
 share..................  $  0.35 $ (0.79) $ (0.23) $ (0.32) $  (2.01) $ (0.75) $ (0.80)
                          ======= =======  =======  =======  ========  =======  =======
Diluted income (loss)
 per share..............  $  0.33 $ (0.79) $ (0.23) $ (0.32) $  (2.01) $ (0.75) $ (0.80)
                          ======= =======  =======  =======  ========  =======  =======
Weighted average common
 shares outstanding.....    5,910   6,310    6,371    6,149     6,365    6,313    6,489
                          ======= =======  =======  =======  ========  =======  =======
Weighted average common
 shares outstanding
 assuming dilution......    6,286   6,310    6,371    6,149     6,365    6,313    6,489
                          ======= =======  =======  =======  ========  =======  =======

                                          As of December 31,            As of
                                -------------------------------------- June 30,
                                 1996    1997    1998    1999    2000    2001
                                ------- ------- ------- ------- ------ --------
                                            (dollars in thousands)
Consolidated Balance Sheet
 Data:
 Cash, cash equivalents and
  short-term investments....... $19,590 $15,801 $14,534 $11,685 $3,355  $1,379
 Working capital (deficit).....  20,470  15,149  14,650  12,814    285  (4,331)
 Total assets..................  36,258  31,517  28,268  26,934 15,540   9,031
 Total stockholders' equity
  (deficit)....................  24,068  19,828  17,483  14,922  2,412  (1,955)

                                 RISK FACTORS

   You should carefully consider the risks described below and the other information in this prospectus before deciding to purchase shares in this rights offering. Our common stock is subject to significant investment risks, and if you purchase shares in the rights offering you may lose all of the money invested. Many factors, including the risks described below and other risks we have not recognized, could cause our operating results to differ from our expectations and plans.

Risks Related to the Rights Offering

 If you do not exercise all of your rights, you may suffer significant dilution of your percentage ownership of our common stock.

   This rights offering is designed to enable Gensym to raise capital while allowing all stockholders on the record date to maintain their relative
proportionate voting and economic interests. [              ] and
[              ], have committed to exercise at least $         of rights in
the rights offering. Also, our directors have committed to exercise their basic subscription and oversubscription privileges for up to an aggregate of
$[    ] of rights in the rights offering. In addition, if the proceeds to
Gensym in the rights offering are less than $[      ], [     ] has committed
to purchase, at $[ ] per share, additional shares of common stock to make up the shortfall, but only up to a total investment in this offering of
$[      ]. To the extent that you do not exercise your rights and shares are purchased by other stockholders in the rights offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after exercise of the rights will be disproportionately diluted.

 The price of our common stock may decline before or after the rights expire.

   We cannot assure you that the public trading market price of our common stock will not decline after you elect to exercise your rights. If that occurs, you will have committed to buy shares of common stock at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of rights you will be able to sell your shares of common stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

 The subscription price is not an indication of our value.

   Our board of directors set the subscription price after considering a variety of factors, including the desire to encourage full stockholder participation in the rights offering. The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. We have neither sought nor obtained a valuation opinion from an outside financial consultant or investment banker.

 You cannot revoke or change your subscription.

   You are not allowed to revoke or change your exercise of rights after you send in your subscription certificate and payment. If we cancel this rights offering, we are obligated only to refund payments actually received, without interest.

 You need to act promptly and follow the subscription instructions in order to participate.

   Stockholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent, Equiserve Trust Company, N.A., prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, Equiserve may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor Equiserve undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

Risks Related to the Company

 Unless we succeed with completing rights offering or finding an alternative source of capital, we may not be able to continue as a going concern.

   We have incurred operating losses for each of the four years in the period ended December 31, 2000 and for the six months ended June 30, 2001, and need additional funding to continue as a going concern. In early August 2001, we announced a strategic restructuring of our company that included a 40% reduction in workforce, a realignment of our software and services into two major product lines and a renewed focus on our existing customer base and well established products. With the restructuring, we believe that we have taken the required steps to return the company to profitability on an operating basis, but we require cash in the near term to pay expenses, repay indebtedness to Rocket Software and cover the costs of the restructuring, which we estimate will be approximately $975,000. However, there can be no assurance that we will be profitable in the future. We will also continue to explore and consider our equity or financing options and a range of strategic alternatives. However, there can be no assurance that any of these plans will be successful or that such funding or financial support will be available or adequate.

 We must repay $300,000 of indebtedness to Rocket Software, Inc. This repayment could cause liquidity problems.

   In early August 2001, we were negotiating a loan agreement with Rocket Software, Inc., pursuant to which Rocket would provide a $1.25 million credit facility. During the course of those negotiations, Rocket advanced $300,000 to us in anticipation of the consummation of the loan agreement. However, the loan agreement has not been consummated and on August 14, 2001 Rocket filed suit for repayment of the advance. We are presently engaged in discussions with Rocket regarding the repayment of the advance, and on August 23, 2001 we repaid $50,000 of the advance. The repayment of this advance will put increased pressure on our liquidity. There can be no assurance that our discussions with Rocket will be successful or that we will be permitted to repay the advance on terms that are favorable to us. Additionally, there can be no assurance that Rocket will not seek to enforce legal remedies relating to the repayment of the advance.

 Our common stock has been delisted from the Nasdaq National Market. As a result of the delisting, you may face a decreased market for the shares of our stock that you own.

   Our common stock was delisted from the Nasdaq National Market on August 20, 2001 because we failed to meet the listing standards required by Nasdaq. The delisting may negatively impact the liquidity of our common stock, not only in the number of shares that can be bought or sold, but also through delays in the timing of transactions and the reductions in potential security analyst and media coverage. This may reduce the demand for our common stock and its trading price. The delisting may also impair our ability to raise additional working capital.

   Our common stock currently trades on the OTC Bulletin Board and is subject to regulation as a "penny stock." The Securities and Exchange Commission has adopted regulations that generally define "penny stock" to be any equity security that has a market price or exercise price of less than $5.00 per share, subject to certain exceptions, including listing on the Nasdaq National Market or the Nasdaq SmallCap Market. For transactions covered by the "penny stock" rules, broker-dealers must make a special suitability determination for the purchase of the securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer is also subject to additional sales practice requirements. The additional burdens imposed upon broker-dealers by these requirements may discourage broker-dealers from effecting transactions in our common stock and may limit the ability of purchasers in this offering to sell the common stock in the secondary market.

 Competition in the market for expert operations management systems is intensifying and may reduce our revenues.

   Substantially all of our revenues are derived from the licensing and support of software platforms and products for expert operations management, network management and supply-chain design. Although many organizations have begun to deploy, or have announced plans to deploy, such systems, these systems are different from the basic monitoring and control systems that are traditionally employed by these organizations. There can be no assurance that these organizations will be able to introduce expert operations management systems successfully, nor that such systems will gain widespread acceptance. In addition, the timing of the implementation of operations management systems by organizations may be affected by economic factors, government regulations, and other factors. Delays in the introduction of expert operations management systems or the failure of these systems to gain widespread market acceptance would materially and adversely affect our business, results of operations, or financial condition. In addition, we believe that end-users in our markets are increasingly seeking application-specific products and components as well as complete solutions, rather than general software tools to develop application-specific functionality and solutions. Meeting this demand has required us to modify our sales approach. We are also increasingly reliant on value-added resellers and systems integrators to satisfy market requirements. The modified sales approach may also lengthen our average sales cycle. Our failure to respond appropriately to shifts in market demand could have a material adverse effect on our business, results of operations, or financial condition.

 We rely heavily on indirect distribution channels and strategic partner relationships for the sales of our products. If these relationships are disrupted, our revenues may be adversely effected.

   We sell our products in part through value-added resellers, systems integrators, original equipment manufacturers and distributors, which are not under our control. Sales of our products by value-added resellers and systems integrators represented 31% and 30% of our product revenues in the first six months of 2001 and 2000, respectively. In January 2001, we significantly reduced our direct sales force for our expert operations management products and in early August 2001 we announced another workforce reduction in connection with our strategic restructuring. We are continuing to manage our relationships with existing expert operations management customers. But we now rely increasingly on our many indirect sales partners for sales of our expert operations management products to new customers. The loss of major original equipment manufacturers or resellers of our products, a significant decline in their sales, or difficulty on the part of such third-party developers or resellers in developing successful G2-based or other of our core technology products and applications could have a material adverse effect on our business, results of operations, or financial condition. There can be no assurance that we will be able to attract or retain additional qualified third-party resellers, or that third-party resellers will be able to effectively sell and implement our products. In addition, we rely on third-party resellers to provide post-sales service and support to our customers, and any deficiencies in such service and support could adversely affect our business, results of operations, or financial condition.

 We depend heavily on our sales and marketing force.

   Our future success in the expert operations management marketplace will depend, in part, upon the productivity of our sales and marketing personnel and our ability to continue to attract, integrate, train, motivate and retain new sales and marketing personnel. There can be no assurance that our investment in sales and marketing will ultimately prove to be successful. In addition, there can be no assurance that our sales and marketing personnel will be able to compete successfully against the significantly more extensive and better funded sales and marketing operations of many of our current and potential competitors. Our inability to manage our sales and marketing personnel effectively could have a material adverse effect on our business, operating results and financial condition.

 Our quarterly operating results vary, leading to fluctuations in trading prices for our common stock and possible liquidity problems.

   We have experienced, and may experience in the future, significant quarter-to-quarter fluctuations in our operating results. We have recorded quarterly losses in each quarter in 2000 and for the first two quarters of 2001, and there can be no assurance that revenue growth or profitable operations can be attained on a quarterly or annual basis in the future. Our sales cycle typically ranges from six to 12 months, and the cost of acquiring our software, building and deploying applications, and training users represents a significant expenditure for customers. Our relatively long sales cycle and high license fees, together with fixed short-term expenses, can cause significant variations in operating results from quarter to quarter, based on a relatively small variation in the timing of major orders. Factors such as the timing of new product introductions and upgrades and the timing of significant orders could contribute to this quarterly variability. In addition, we ship software products within a short period after receipt of an order and typically does not have a material backlog of unfilled orders of software products. Therefore, revenues from software licenses in any quarter are substantially dependent on orders booked in that quarter. Historically, a majority of each quarter's revenues from software licenses has come from license contracts that have been effected in the final weeks of that quarter. The revenues for a quarter typically include a number of large orders. If the timing of any of these orders is delayed, it could result in a substantial reduction in revenues for that quarter. Our expense levels are based in part on expectations of future revenue levels. A shortfall in expected revenues could therefore result in a disproportionate decrease in our net income. Our financial performance has generally been somewhat weaker in the first quarter than in the other fiscal quarters, due to customer purchasing patterns.

 Sales of our products are highly dependent on our customers capital expenditure budgets. If an economic downturn causes our customers to reduce their capital expenditures, our revenues may be adversely effected.

   Because capital expenditures are often viewed as discretionary by organizations, sales of our products for capital budget projects are subject to general economic conditions. Future recessionary conditions in the industries that use our products may adversely affect our business, results of operations, or financial condition.

 We rely heavily on revenues from our G2 and G2 based products. If demand for the G2 and G2 based products declines, our revenues may be adversely effected.

   Our main product offerings are G2, a customizable object-oriented development and deployment platform for building expert operations management systems, and software application products based on G2 and other core technologies. Accordingly, our business and financial results are substantially dependent upon the continued customer acceptance and deployment of G2 and our G2 based products. The timing of major G2 releases may affect the timing of purchases of our products. We have introduced several G2-based products for building applications and are developing others. We believe that market acceptance of these products will be important to our future growth. There can be no assurance that such products will achieve market acceptance or that new products will be successfully developed. In addition, we rely on many of our distribution partners to develop G2-based products for specialized markets.

   Accordingly, our business and financial results are also linked to the continued successful product development by our partners and market acceptance of such G2-based products. Any decline in the demand for G2 and our G2 based products, whether as a result of competitive products, price competition, the lack of success of our partners, technological change, the shift in customer demand toward complete solutions, or other factors, could have a material adverse effect on our business, results of operations, or financial condition.

 Our business may be adversely affected if we fail to develop new products and respond to the changes in technology.

   The market for our products is relatively new and is characterized by rapid technological change, evolving industry standards, changes in end-user requirements, and frequent new product introductions and enhancements. Our future success will depend in part upon our ability to enhance our existing products, to introduce new products and features to meet changing customer requirements and conform to emerging industry standards, and to manage transitions from one product release to the next. We have from time to time experienced delays in introducing new products and product enhancements. There can be no assurance that we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these new products and product enhancements. There also can be no assurance that we will successfully complete the development of new or enhanced products, that we will successfully manage the transition to future versions of G2, or to successor technology, or that our future products will achieve market acceptance. In addition, the introduction of products embodying new technologies and the emergence of new industry standards could render our existing products and products currently under development obsolete and unmarketable. From time to time, new products, capabilities, or technologies may be announced that have the potential to replace or shorten the life cycle of our existing product offerings. There can be no assurance that announcements of currently planned or other new product offerings will not cause customers to defer purchasing our existing products.

 Our business may suffer if we fail to address the challenges associated with international operations.

   Our international revenues represented 46% and 45% of total revenues in the first six months of 2001 and 2000, respectively. We categorize our revenues according to product shipment destination and therefore do not necessarily reflect the ultimate country of installation. The international portion of our business is subject to a number of inherent risks, including difficulties in building and managing international operations, difficulties in localizing products and translating documentation into local languages, fluctuations in the value of international currencies including the euro, fluctuating import/export duties and quotas, and unexpected regulatory, economic, or political changes in international markets. In particular, the continuing economic problems in Asia pose challenges to our sales and marketing operations in that region. There can be no assurance that these factors will not adversely affect our business, results of operations, or financial condition.

 Our business may suffer if we fail to remain competitive with other companies offering similar products and services.

   Although we believe that there are no other commercially available products that offer the full range of high-level capabilities embodied in our products, a number of companies offer products that perform certain functions of G2 for specific applications. In all of our markets, there is competition from "point solutions", real-time and expert system products, and internally developed software. At the fundamental level, there are commercially available software development tools that software application developers or potential customers could use to build software having functionality similar to our products.

   Certain companies, such as Objective Systems Integrators, Inc., Micromuse, RiverSoft and Systems Management Arts (SMARTS), sell "point solutions" that compete with our network management products with respect to specific applications or uses. Several companies, including AspenTech, Ilog S.A., Pavilion and System Management Arts, offer expert operations management products with limited real-time, expert system, or fault isolation capabilities, some at lower price points than those provided by us. Many of these products often require extensive programming with languages such as C or C++ for complete implementation. Although we believe that these products offer a less productive development environment than G2 and that they lack the comprehensive capabilities of G2-based products, certain competitors in this category have greater financial and other resources than we do and might introduce new or improved products to compete with G2, possibly at lower prices.

   Our software is also integrated into industry-specific solutions by value-added resellers. A number of software companies offer products that compete in specific application areas addressed by these value-added resellers, such as cement kiln control and refinery scheduling, and they could be successful in supplying alternatives to products based on our software.

   Many of our customers have significant investments in their existing solutions and have the resources necessary to enhance existing products and to develop future products. These customers may develop and incorporate competing technologies into their systems or may outsource responsibility for such systems to others who do not use our products. There is no assurance that we can successfully persuade development personnel within these customers' organizations to use G2-based products that can cost effectively compete with their internally developed products. This would reduce the need for our products and services and may limit our future opportunities.

   We believe that continued investment in research and development and sales and marketing will be required to maintain our competitive position. There can be no assurance that competitors will not develop products or provide services that are superior to our products or services or achieve greater market acceptance. Competitive pressures faced by us could force us to reduce our prices, which could result in reduced profitability. There can be no assurance that we will be able to compete successfully against current and future sources of competition or that such competition will not have a material adverse effect on our business, results of operations, or financial condition.

 Our software is complex and may contain undetected errors. Such errors could cause costly delays in product introduction or require costly software design modifications.

   Complex software products such as those offered by us may contain unintended errors or failures commonly referred to as "bugs". There can be no assurance that, despite significant testing by us and by current and potential customers, errors will not be found in new products after commencement of commercial shipments. Although we have not experienced material adverse effects resulting from any such errors or defects to date, there can be no assurance that errors or defects will not be discovered in the future that could cause delays in product introduction and shipments or require design modifications that could adversely affect our business, results of operations, or financial condition.

 Because we rely heavily upon proprietary technology, our business could be adversely affected if we are unable to protect our proprietary technology or if third parties successfully assert infringement claims against us.

   Our success is heavily dependent upon our proprietary technology. We rely upon a combination of trade secret, contract, copyright, patent, and trademark law to protect its proprietary rights in its products and technology. We enter into confidentiality and/or license agreements with our employees, third-party resellers, and end-users and limit access to and distribution of our software, documentation, and other proprietary information. In addition, we have placed technical inhibitors in our software that prevent such software from running on unauthorized computers. However, effective patent, copyright, and trade secret protection may not be available in every country in which our products are distributed. There can be no assurance that the steps taken by us to protect our proprietary technology will be adequate to prevent misappropriation of our technology by third parties, or that third parties will not be able to develop similar technology independently. In addition, there can be no assurance that third parties will not assert infringement claims in the future or that such claims will not be successful.

   On August 2, 2001, we received a letter from a third party alleging that we are infringing one or more of their patents relating to neural networks, expert systems and the control of processes. At this time, no formal legal action has been filed. We believe that these allegations are without merit, and we are currently engaged in discussions with that party to resolve this matter. The can be no assurance that our discussions will be successful and resolve the infringement allegations satisfactorily. Additionally, there can be no assurance that the third party will not file formal legal action relating to its claims or, if formal legal action is filed, that our defense against those claims will be successful. Regardless of the outcome, the cost of defending ourselves against formal legal action could be significant.

                              THE RIGHTS OFFERING

   Before exercising any rights, you should read carefully the information set forth under "Risk Factors" beginning on page 6 of this prospectus.

The Rights

   As soon as practicable after the date of this prospectus, we are distributing, at no charge, to holders of our common stock as of 5:00 p.m. on
the record date of [      ], 2001, 1.25 rights for each share of common stock
owned at that time to purchase additional shares of common stock. Holders of
stock options as of [      ], 2001 also will receive 1.25 rights for each share
of common stock underlying the vested portion of those stock options on that date. Each whole right entitles you to purchase one share of our common stock for the subscription price of $[ ] per share. On August 20, 2001, the last reported sales price for our common stock on the OTC Bulletin Board was $0.50 per share.

   We will not issue fractional rights. If the number of shares of common stock or vested options to purchase common stock you held on the record date would have resulted in your receipt of fractional rights, the number of rights issued to you will be rounded down to the nearest whole number.

Subscription Price

   The subscription price for this rights offering is $0.35 per share payable in cash or, at our option, the cancellation of indebtedness. All payments must be cleared on or before the expiration date.

Basic and Oversubscription Privileges

   Basic Subscription Privilege. You are entitled to purchase one share of common stock at the subscription price for every whole right exercised.

   Oversubscription Privilege. If you exercise your basic subscription privilege in full, you may also subscribe for additional shares that other stockholders have not purchased under their basic subscription privilege. If there are not enough shares available to fill all such subscriptions for additional shares, the available shares will be allocated pro rata based on the number of shares each subscriber for additional shares has purchased under the basic subscription privilege. We will not allocate to you more than the number of shares you have actually subscribed and paid for.

   You are not entitled to exercise the oversubscription privilege unless you elect to exercise your basic subscription privilege in full. For this oversubscription purpose, you would only count the shares you own in your own name, and not other shares that might, for example, be jointly held with a spouse, held as a custodian for someone else, or held in an individual retirement account.

   You can elect to exercise the oversubscription privilege only at the same time you exercise your basic subscription privilege in full. In exercising the oversubscription privilege, you must pay the full subscription price for all the shares you are electing to purchase. If we do not allocate to you all of the shares you have subscribed for under the oversubscription privilege, we will refund by mail to you any payment you have made for shares which are not available to issue to you, as soon as practicable after completion of this rights offering. Interest will not be payable on amounts refunded.

   Banks, brokers and other nominees who exercise the oversubscription privilege on behalf of beneficial owners of shares must report certain information to Equiserve and us and report certain other information received from each beneficial owner exercising rights. Generally, banks, brokers and other nominees must report:

  . the number of shares held on the record date on behalf of each beneficial owner,

  . the number of rights as to which the basic subscription privilege has been exercised on behalf of each beneficial owner,

  . that each beneficial owner's basic subscription privilege held in the same capacity has been exercised in full, and

  . the number of shares subscribed for under the oversubscription privilege by each beneficial owner.

   If you complete the portion of the subscription certificate to exercise the oversubscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege as described above. You must exercise your oversubscription privilege at the same time you exercise your basic subscription privilege.

Reason for this Rights Offering

   In early August 2001, we announced a strategic restructuring of our company that included a 40% reduction in workforce, a realignment of our software and services into two major product lines and a renewed focus on our existing customer base and well established products. With the restructuring, we believe that we have taken the required steps to return our company to profitability on an operating basis, but we require cash in the near term to pay expenses, repay indebtedness to Rocket Software and cover the costs of the restructuring, which we estimate will be approximately $975,000. However, there can be no assurance that we will be profitable in the future.

   We have concluded that other alternatives would not likely be successful in raising the desired funds on a timely basis. Additionally, we chose to do this rights offering over other financing alternatives to provide our stockholders with an opportunity to participate in the issuance of shares of common stock on a pro rata basis. We plan to use the net proceeds of this offering for working capital and other general corporate purposes, including repayment of indebtedness to Rocket Software and expenses associated with our recently announced restructuring, which we estimate will be approximately $975,000. See "Use of Proceeds" on page 21 of this prospectus.

No Board Investment Recommendation to Stockholders

   While our directors have committed to exercise specific amounts of rights granted to them as stockholders and vested optionholders, our board of directors does not make any recommendation to you about whether you should exercise any rights. In making the decision to exercise or not exercise your rights, you must consider your own best interests.

   If you choose not to exercise your rights in full, your relative ownership interest in our company will be diluted to the extent other stockholders exercise their rights. If you exercise your rights, you risk investment loss on new money invested. The trading price of our common stock may decline below the subscription price. We cannot assure you that the trading price for our common stock will not decline to a price that is below the subscription price during or after this rights offering. For a summary of some of the risks a new investment would entail, see "Risk Factors" beginning on page 6.

Expiration Time and Date

   The rights may be exercised beginning as of the date of this prospectus and
expire on [       ], 2001, at 5:00 p.m., New York City time. Rights not
exercised by the expiration date will be null and void.

   In order to exercise rights in a timely manner, Equiserve must receive, prior to the expiration date, the properly executed and completed subscription certificate or "Form of Notice of Guaranteed Delivery," together with full payment for all shares you wish to purchase.

No Revocation

   You are not allowed to revoke or change your exercise of rights after you send in your subscription forms and payment.

Transferability of Rights

   The rights are transferable. However, we do not plan to list the rights for trading on any stock exchange, nor do we anticipate that any market for the rights will develop or, if a market does develop, that the market will remain available throughout the period in which the rights may be exercised.

   You may transfer all of the rights evidenced by a single subscription certificate by endorsing the subscription certificate for transfer in accordance with the accompanying instructions. You may transfer a portion of the rights evidenced by a single subscription certificate, but not fractional rights, by delivering to the subscription agent a subscription certificate properly endorsed for transfer, with instructions to register that portion of the rights indicated in the name of the transferee and to issue to it a new subscription certificate evidencing the transferred rights. In that event, a new subscription certificate evidencing the balance of the rights will be issued to you or, if you so instruct, to an additional transferee, or will be sold by the subscription agent in the manner described below upon your instructions.

   You should take into account that transfers, particularly those requiring the issuance of new subscription certificates, can take several business days. Neither we nor the subscription agent will have any liability if an subscription certificate or any other required documents are not received in time for exercise or sale prior to the expiration date.

   You will be issued a new subscription certificate upon the partial exercise or sale of rights only if the subscription agent receives a properly endorsed subscription certificate before 5:00 p.m., New York City time, on the third trading day before the expiration date. Unless you make other arrangements with the subscription agent, a new subscription certificate issued after 5:00 p.m., New York City time, on the fifth business day before the expiration of this offering will be held for pick-up at the subscription agent's hand delivery address. You assume all risk associated with the delivery of newly issued subscription certificate.

   You are responsible for all commissions, fees and other expenses, including brokerage commissions and transfer taxes, incurred in connection with the purchase, sale or exercise of rights.

Extension, Withdrawal and Amendment

   We reserve the right to withdraw or terminate this rights offering at any time for any reason. In the event that this offering is withdrawn or terminated, all funds received from subscriptions by rights holders will be returned. Interest will not be payable on any returned funds.

   We reserve the right to amend the terms of this rights offering. If we make an amendment that we consider significant, we will:

  . mail notice of the amendment to all stockholders of record as of the record date,

  . extend the expiration date by at least ten days and

  . offer all subscribers no less than ten days to revoke any subscription already submitted.

   The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes.

Exercise Commitment of Certain Parties

   [              ] and [              ], stockholders of Gensym, have
committed to exercise at least $         of rights in the rights offering.
Also, our directors have committed to exercise their basic subscription and
oversubscription privileges for up to an aggregate of $[    ] of rights in the
rights offering.

   In addition, if the proceeds to Gensym in the rights offering are less than
$[      ], [     ] has committed to purchase, at $[ ] per share, additional shares of common stock to make up the shortfall, but only up to a total
investment in this offering of $[      ].

Mailing of Subscription Certificate and Record Holders

   We are sending a subscription certificate to each record holder along with this prospectus and related instructions to evidence the rights. In order to exercise rights, you must fill out and sign the subscription certificate and deliver it with full payment for the shares to be purchased in a timely fashion. Only the holders of record of our common stock as of the close of business as of the record date may exercise rights. You are a record holder for this purpose only if your name is registered as a stockholder with our transfer agent, Equiserve, as of the record date.

   A depository bank, trust company or securities broker or dealer which is a record holder for more than one beneficial owner of shares may divide or consolidate subscription certificates to represent shares held as of the record date by their beneficial owners, upon proper showing to Equiserve.

   If you own shares held in a brokerage, bank or other custodial or nominee account, in order to exercise your rights you must promptly send the proper instruction form to the person holding your shares. Your broker, dealer, depository or custodian bank or other person holding your shares is the record holder of your shares and will have to act on your behalf in order for you to exercise your rights. We have asked your broker, dealer or other nominee holders of our stock to contact the beneficial owners to obtain instructions concerning rights the beneficial owners it represents are entitled to exercise.

Foreign and Unknown Addresses

   We are not mailing subscription certificates to stockholders whose addresses are outside the United States or who have an APO or FPO address. In those cases, the subscription certificates will be held by Equiserve for those stockholders. To exercise their rights, these stockholders must notify
Equiserve attention: [       ], (   )         , prior to 11:00 a.m., New York
City time, on the third business day prior to the expiration date.

Right to Block Exercise Due to Regulatory Issues

   We reserve the right to refuse the exercise of rights by any holder of rights who would, in our opinion, be required to obtain prior clearance or approval from any state, federal or foreign regulatory authorities for the exercise of rights or ownership of additional shares if, at the expiration date, this clearance or approval has not been obtained. We are not undertaking to pay any expenses incurred in seeking such clearance or approval.

   We are not offering or selling, or soliciting any purchase of, shares in any state or other jurisdiction in which this rights offering is not permitted. We reserve the right to delay the commencement of this rights offering in certain states or other jurisdictions if necessary to comply with local laws. However, we may elect not to offer rights to residents of any state or other jurisdiction whose law would require a change in this rights offering in order to carry out this rights offering in such state or jurisdiction.

Procedures to Exercise Rights

   Please do not send subscription certificates or related forms to us. Please send the properly completed and executed form of subscription certificate with full payment to Equiserve, the subscription agent for this rights offering.

   You should read carefully the subscription certificate and related instructions and forms which accompany this prospectus. You should call Equiserve, at the address and telephone number listed below under the caption "--Questions and Assistance Concerning the Rights" promptly with any questions you may have.

   You may exercise your rights by delivering to Equiserve at the address specified below and in the instructions accompanying this prospectus, on or prior to the expiration date:

  . Properly completed and executed subscription certificate(s) which evidence your rights. See "-- Delivery of Subscription Certificate and Other Documents" below for instructions on where to send these.

  . Payment in full of the subscription price for each share of our common stock you wish to purchase under the basic subscription privilege and the oversubscription privilege. See "--Required Forms of Payment of Subscription Price" below for payment instructions.

Required Forms of Payment of Subscription Price

   The subscription price is $[ ] per share subscribed for, payable in cash. All payments must be cleared on or before the expiration date. If you exercise any rights, you must deliver to Equiserve full payment in the form of:

  . a personal check, certified or cashier's check or bank draft drawn upon a U.S. bank, or a U.S. postal money order, payable to "Equiserve Trust Company, N.A., as Subscription Agent"; or

  . a wire transfer of immediately available funds to the account maintained by Equiserve for this rights offering. If you desire to make payment by
    wire transfer, you must contact [        ], at Equiserve, at (   )
              , to receive a Wire Authorization Form.

   In order for you to timely exercise your rights, Equiserve must actually receive the subscription price before the expiration date. Funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you pay the subscription price by means of uncertified personal check, you should make payment sufficiently in advance of the expiration date to ensure that your check actually clears and the payment is received before such date. We are not responsible for any delay in payment by you and suggest that you consider payment by means of certified or cashier's check, money order or wire transfer of funds.

Delivery of Subscription Certificate and Other Documents

   All subscription certificates, payments of the subscription price, nominee holder certifications, notices of guaranteed delivery and DTC participant oversubscription exercise forms, to the extent applicable to your exercise of rights, must be delivered to Equiserve as follows:

         By Mail:                                   By Hand Overnight Courier:
      [            ]                                           [             ]
      [            ]                                           [             ]
      [            ]                                           [             ]

   Eligible institutions may deliver "Notice of Guaranteed Delivery" forms by
facsimile transmission. Equiserve's facsimile number is (    )           ,
Attention: [          ]. You should confirm receipt of all facsimiles by
calling (   )             .

Special Procedure Under "Notice of Guaranteed Delivery" Form

   If you wish to exercise rights but cannot ensure that Equiserve will actually receive the executed subscription certificate before the expiration date, you may alternatively exercise rights by causing all of the following to occur within the time prescribed:

  . Full payment must be received by Equiserve prior to the expiration date for all of the shares of our common stock you desire to purchase pursuant to the basic subscription privilege and the oversubscription privilege.

  . A properly executed "Notice of Guaranteed Delivery" substantially in the form distributed by us with your subscription certificate and accompanied by a Medallion Guaranty must be received by Equiserve at or prior to the expiration date.

  . The "Notice of Guaranteed Delivery" form must be executed by both you and one of the following:

   --a member firm of a registered national securities exchange,

   --a member of the National Association of Securities Dealers, Inc.
    (NASD),

   --a commercial bank or trust company having an office or correspondent in the United States, or

   --other eligible guarantor institution qualified under a guarantee program acceptable to Equiserve.

   The co-signing institution must provide a Medallion Guaranty on the Notice of Guaranteed Delivery guaranteeing that the subscription certificate will be delivered to Equiserve within three business days after the date of the form. Your Notice of Guaranteed Delivery form must also provide other relevant details concerning the intended exercise of your rights.

  . The properly completed subscription certificate(s) with any required signature guarantee must be received by Equiserve within three business days following the date of the related Notice of Guaranteed Delivery.

  . If you are a nominee holder of rights, the "Nominee Holder Certification" must also accompany the Notice of Guaranteed Delivery.

   A Notice of Guaranteed Delivery may be delivered to Equiserve in the same manner as subscription certificates at the addresses set forth above under the caption "--Delivery of Subscription Certificate and Other Documents" or facsimile transmission.

   Additional copies of the form of Notice of Guaranteed Delivery are available upon request from Equiserve, whose address and telephone number were previously listed under the caption "--Delivery of Subscription Certificate and Other Documents."

Incomplete Forms; Insufficient or Excess Payment

   If you do not indicate on your subscription certificate the number of rights being exercised, or do not forward sufficient payment for the number of rights that you indicate are being exercised, then we will accept the subscription forms and payment only for the maximum number of rights that may be exercised based on the actual payment delivered. We will make this determination as follows:

  . you will be deemed to have exercised your basic subscription privilege to the full extent of the payment received, and

  . if any funds remain, you will be deemed to have exercised your oversubscription privilege to the extent of the remaining funds.

   We will return any payment not applied to the purchase of shares under this rights offering as soon as practicable by mail. Interest will not be payable on amounts refunded.

Prohibition on Fractional Shares

   Each whole right entitles you to purchase one share of common stock at the subscription price per share. We will accept any inadvertent subscription indicating a purchase of fractional shares by rounding down to the nearest whole share and, as soon as practicable, refunding without interest any payment received for a fractional share.

Instructions to Nominee Holders

   If you are a broker, trustee or depository for securities or other nominee holder for beneficial owners of our common stock, we are requesting that you contact such beneficial owners as soon as possible to obtain instructions and related certifications concerning their rights. Our request to you is further explained in the suggested form of letter of instructions from nominee holders to beneficial owners accompanying this prospectus.

   To the extent so instructed, nominee holders should complete appropriate subscription certificates on behalf of beneficial owners and, in the case of any exercise of the oversubscription privilege, the related form of "Nominee Holder Certification," and submit them on a timely basis to Equiserve with the proper payment.

Risk of Loss on Delivery of Subscription Certificate Forms and Payments

   Each holder of rights bears all risk of the method of delivery to Equiserve of subscription certificates and payments of the subscription price. If subscription certificates and payments are sent by mail, you are urged to send these by registered mail, properly insured, with return receipt requested, and to allow a sufficient number of days to ensure delivery to Equiserve and clearance of payment prior to the expiration date.

   Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier's check, money order or wire transfer of funds.

How Procedural and Other Questions Are Resolved

   We are entitled to resolve all questions concerning the timeliness, validity, form and eligibility of any exercise of rights. Our determination of such questions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right because of any defect or irregularity.

   Subscription certificates will not be considered received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither we nor Equiserve have any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or any other required document. Neither we nor Equiserve will incur any liability for failure to give such notification.

   We reserve the right to reject any exercise of rights if the exercise does not comply with the terms of this rights offering or is not in proper form or if the exercise of rights would be unlawful or materially burdensome.

Issuance of Stock Certificates

   Stock certificates for shares purchased in this rights offering will be issued as soon as practicable after the expiration date. Equiserve will deliver subscription payments to us only after consummation of this rights offering and the issuance of stock certificates to our stockholders that exercised rights. Unless you instruct otherwise in your subscription certificate form, shares purchased by the exercise of rights will be registered in the name of the person exercising the rights.

Questions and Assistance Concerning the Rights

   You should direct any questions, requests for assistance concerning the rights or requests for additional copies of this prospectus, forms of instructions or the Notice of Guaranteed Delivery to:

   Equiserve Trust Company, N.A.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

   The following is a summary of the material United States federal income tax consequences of the rights offering to the holders of common stock and options.

   This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

   This summary is limited to those who have held the common stock, and will hold the rights and any shares acquired upon the exercise of rights as "capital assets" within the meaning of section 1221 of the Code. This summary does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to holders who are subject to special rules (such as banks and other financial institutions, broker-dealers, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations and foreign taxpayers). This summary does not address the effect of federal estate and gift tax laws nor any state, local or foreign tax laws that may be applicable to a particular holder.

   Holders are urged to consult their own tax advisors with respect to the particular U.S. federal income and estate tax consequences to them of this offering, as well as the tax consequences under state, local, foreign. and other tax laws and the possible effects of changes in tax laws.

Distribution of Rights

   Neither holders of common stock nor holders of stock options will not recognize taxable income for federal income tax purposes upon the distribution of the rights.

Shareholder Basis and Holding period of the Rights

   Except as provided in the following sentence, the basis of the rights received by a shareholder as a distribution with respect to such shareholder's common stock will be zero. If, however, either (1) the fair market value of the rights on the date of distribution is 15% or more of the fair market value on the same date of the shares of common stock with respect to which the rights are distributed or (2) the shareholder properly elects, in his or her federal income tax return for the taxable year in which the rights are received, to allocate part of the basis of such common stock to the rights, then upon exercise or transfer of the rights, the shareholder's basis in such common stock will be allocated between the common stock and the rights in proportion to the fair market values of each on the date of distribution.

   The holding period of rights received as a distribution on a shareholder's common stock will include that shareholder's holding period for the common stock prior to the distribution of the rights.

   In the case of a purchaser of rights, the tax basis of such rights will be equal to the purchase price paid, and the holding period for such rights will commence on the day following the date of the purchase. For information on the persons to whom the rights can be transferred, as well as information on how the rights can be transferred, see "The Rights Offering--Transferability of Rights."

Transfer of the Rights

   A holder who transfers rights generally will recognize gain or loss equal to the difference between the sale proceeds and the tax basis, if any, of such rights. The holder's gain on the sale of rights will be long-term capital gain if the holding period for the rights is more than one year.

Lapse of the Rights

   Holders who allow the rights received by them in this offering to lapse will not recognize any gain or loss, and no adjustment will be made to the basis of the common stock, if any, they own. Purchasers of the rights will recognize a loss equal to the tax basis of their rights, if such rights expire unexercised. Any loss recognized on the expiration of the rights acquired by a purchaser will be a short-term capital loss.

Exercise of the Rights; Basis and Holding Period of the Common Stock

   Shareholders will not recognize any gain or loss upon the exercise of rights. The basis of the shares acquired through exercise of the rights will be equal to the sum of the subscription price for the rights and the holder's basis in such rights, if any. The holding period for the shares acquired through exercise of the rights will begin on the date the rights are exercised.

   Option holders will recognize ordinary income upon the exercise of rights in an amount equal to the excess, if any, of the fair market value of the common stock at the time of exercise over the exercise price. The tax basis of the common stock acquired upon exercise will equal the fair market value of the common stock on the date of exercise and the holding period for the common stock generally will begin on the day following exercise.

Sale of Shares

   The sale of shares will result in the recognition of gain or loss to the shareholder in an amount equal to the difference between the amount realized and the shareholder's basis in the shares. Gain or loss upon the sale of the shares will be long-term capital gain or loss if the holding period for the shares is more than one year.

Information Reporting and Backup Withholding

   Information reporting may apply to a holder that is not a corporation (or other exempt recipient) with respect to any dividend payments on common stock received upon the exercise of the rights and to payments on the proceeds of sale of the common stock. A 30.5% backup withholding tax may apply to these payments unless the holder provides a correct taxpayer identification number and otherwise complies with the backup withholding requirements.

                                USE OF PROCEEDS

   We estimate that the net proceeds of this offering will be between
approximately $[          ] and approximately $[          ], after deducting
the estimated offering expenses. We expect to use these proceeds for working capital and other general corporate expenses, including repayment of indebtedness to Rocket Software and expenses associated with our recently announced restructuring, which we estimate will be approximately $975,000.

                        DETERMINATION OF OFFERING PRICE

   Our board of directors decided to set a $[ ] per share subscription price after considering a variety of factors described elsewhere in this prospectus. The $[ ] per share price should not be considered an indication of the actual value of Gensym or of our common stock. We cannot assure you that the market price of the common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of our common stock purchased during the rights offering at a price equal to or greater than $[ ] per share. We have neither sought, nor obtained, any valuation opinion from outside financial advisors or investment bankers.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

   Our common stock was traded in the Nasdaq National Market until August 17, 2001 and has traded since then on the OTC Bulletin Board under the symbol
"GNSM." As of         , 2001, there were approximately [        ] record
holders of the common stock. The last reported sales price of our common stock on the OTC Bulletin Board on August 20, 2001 was $0.50. The following table sets forth the high and low sales prices of our common stock for each quarterly period within our three most recent fiscal years on the Nasdaq National Market through August 17, 2001 and on the OTC Bulletin Board after that date.

                                                                 High     Low
                                                               -------- -------
   Fiscal 1998
     First Quarter............................................ $ 8.8750 $4.5625
     Second Quarter...........................................   8.7500  4.3125
     Third Quarter............................................   4.6875  2.9375
     Fourth Quarter...........................................   4.6875  1.7500
   Fiscal 1999
     First Quarter............................................   4.1250  2.5938
     Second Quarter...........................................   4.5000  2.5625
     Third Quarter............................................   4.6250  3.1250
     Fourth Quarter...........................................   9.0000  3.1250
   Fiscal 2000
     First Quarter............................................  22.2500  4.2500
     Second Quarter...........................................  10.7500  3.1250
     Third Quarter............................................   4.2656  2.8750
     Fourth Quarter...........................................   3.2500  0.5312
   Fiscal 2001
     First Quarter............................................   1.9688  0.7500
     Second Quarter...........................................   1.9900  0.5200
     Third Quarter (through August 20, 2001)..................   0.9700  0.2000

   We have never declared or paid cash dividends to the holders of our common stock and do not intend to pay dividends in the future. We intend to retain earnings for use in the operation of our business.

                              PLAN OF DISTRIBUTION

   On or about          , 2001, we will distribute the rights, subscription
certificates and copies of this prospectus to individuals who owned shares of
our common stock on [         ], 2001. If you wish to exercise your rights and
purchase shares of common stock, you should complete the subscription certificate and return it with payment for the shares, to the subscription agent, Equiserve, at the address on page 16. If you have any questions, you should contact Equiserve.

   We are offering shares of our common stock directly to you pursuant to this offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of subscription privileges in this offering and no commissions, fees or discounts will be paid in connection with it. Certain of our officers and other employees may solicit responses from you, but such officers and other employees will not receive any commissions or compensation for such services other than their normal employment compensation.

   We have agreed to pay the subscription agent a fee of $[        ] plus
certain expenses. We estimate that our total expenses in connection with the
rights offering will be $[    ].

                                 LEGAL MATTERS

   The validity of the shares of common stock offered pursuant to this prospectus will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

   The financial statements as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated March 30, 2001 with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern as discussed in
Note 1 to the financial statements.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act. You can find, copy and inspect information filed by us with the Securities and Exchange Commission at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain copies of information filed by us with the Securities and Exchange Commission at prescribed rates by writing to the Securities and Exchange Commission's Public Reference Section, 450 Fifth Street, N.W. Washington, D.C. 20549. You can call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. You can review our electronically filed reports, proxy and information statements on the Securities and Exchange Commission's web site at http://www.sec.gov.

   This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. The registration statement contains more information than this prospectus regarding us and the securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the Securities and Exchange Commission at any address listed above or from the Securities and Exchange Commission's web site.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus information that we file with the Securities and Exchange Commission in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in documents that we file with the Securities and Exchange Commission and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

   The following documents previously filed with the Securities and Exchange Commission are incorporated by reference in this prospectus:

     (1) our Annual Report on Form 10-K for the year ended December 31, 2000;

     (2) our Quarterly Report on Form 10-Q for the quarter ended March 31,
  2001;

     (3) our Quarterly Report on Form 10-Q for the quarter ended June 30,
  2001;

     (4) our Current Report on Form 8-K, dated March 28, 2001, filed with the Securities and Exchange Commission on April 12, 2001;

     (5) our Current Report on Form 8-K, dated June 7, 2001, filed with the Securities and Exchange Commission on June 14, 2001;

     (6) all our filings pursuant to the Securities Exchange Act after the date of filing the initial registration statement and prior to the effectiveness of the registration statement; and

     (7) the description of our common stock contained in our registration statement on Form 8-A filed with the Securities and Exchange Commission on January 18, 1994, including any amendments or reports filed for the purpose of updating that description.

   You may request, orally or in writing, a copy of these documents, which will be provided to you without charge, by contacting:

     Gensym Corp.
     52 Second Avenue
     Burlington, Massachusetts 01803
     Attention: Jeffrey A. Weber
     Telephone: (781) 265-7100

   You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The estimated expenses in connection with this offering are:

   SEC registration fee................................................... $788
   Printing and engraving expenses........................................   *
   Legal fees and expenses................................................   *
   Accounting fees and expenses...........................................   *
   Miscellaneous..........................................................   *
                                                                           ----
     Total expenses.......................................................   *

--------
* To be filed by amendment.

Item 15. Indemnification of Directors and Officers.

   Section 145 of the Delaware Corporation Law (the "DGCL") allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such person under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

   Gensym's Certificate of Incorporation provides that Gensym will, to the fullest extent permitted by the DGCL, indemnify all persons whom it has the power to indemnify against all costs, expenses and liabilities incurred by them by reason of having been officers or directors of Gensym, any subsidiary of Gensym or any other corporation for which such person acted as an officer of director at the request of Gensym.

   Gensym's Certificate of Incorporation also provides that the directors of Gensym will not be personally liable for monetary damages to Gensym or its stockholders for any act or omission provided that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to Gensym or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL (relating to illegal dividends or stock redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of Gensym shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Item 16. Exhibits and Financial Statement Schedules.

EXHIBIT
NUMBER   DESCRIPTION
-------  -----------
 5.1+    Opinion of Hale and Dorr LLP
23.1*    Consent of Arthur Andersen LLP
23.2+    Consent of Hale and Dorr LLP (to be included in Exhibit 5.1 hereto)
24.1*    Power of Attorney (included in signature page)
99.1+    Form of Subscription Certificate
99.2+    Form of Instructions to Stockholder and Optionholders
99.3+    Form of Notice of Guaranteed Delivery
99.4+    Form of Letter to Stockholders and Optionholders
99.5+    Form of Letter to Brokers
99.6+    Form of Subscription Agent Agreement

----------
   * Filed herewith.
   + To be filed by amendment.

Item 17. Undertakings.

   The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective Registration Statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the 'registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (5) The undersigned registrant understands that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Commonwealth of Massachusetts, on August 23, 2001.

                                          Gensym Corporation


                                          By:      /s/ Lowell B. Hawkinson
                                                    Lowell B. Hawkinson
                                               President and Chief Executive
                                                          Officer

                        SIGNATURES AND POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lowell B. Hawkinson and Jeffrey A. Weber as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 and any related Rule 462(b) registration statement or amendment thereto, and to file the same with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ Lowell B. Hawkinson         President, Chief Executive   August 23, 2001
______________________________________  Officer (Principal
         Lowell B. Hawkinson            Executive Officer) and
                                        Director

         /s/ Jeffrey A. Weber          Vice President, Finance      August 23, 2001
______________________________________  and Chief Financial
           Jeffrey A. Weber             Officer (Principal
                                        Financial and Accounting
                                        Officer)

         /s/ Robert A. Degan           Director                     August 23, 2001
______________________________________
           Robert A. Degan

         /s/ Barry R. Gorsun           Director                     August 23, 2001
______________________________________
           Barry R. Gorsun

       /s/ Theodore G. Johnson         Director                     August 23, 2001
______________________________________
         Theodore G. Johnson

          /s/ John A. Shane            Director                     August 23, 2001
______________________________________
            John A. Shane

      /s/ Thomas E. Swithenbank        Director                     August 23, 2001
______________________________________
        Thomas E. Swithenbank

                                 EXHIBIT INDEX

EXHIBIT
NUMBER   DESCRIPTION
-------  -----------
 5.1+    Opinion of Hale and Dorr LLP
23.1*    Consent of Arthur Andersen LLP
23.2+    Consent of Hale and Dorr LLP (to be included in Exhibit 5.1 hereto)
24.1*    Power of Attorney (included in signature page)
99.1+    Form of Subscription Certificate
99.2+    Form of Instructions to Stockholder and Optionholders
99.3+    Form of Notice of Guaranteed Delivery
99.4+    Form of Letter to Stockholders and Optionholders
99.5+    Form of Letter to Brokers
99.6+    Form of Subscription Agent Agreement

----------
   * Filed herewith.
   + To be filed by amendment.